Exhibit (a)(1)(vi)

October 6, 2004

Dear Partner,

This afternoon, Limited Brands announced a tender offer providing shareholders with the opportunity to sell shares back to the Company. The Company intends to repurchase $2 billion of our stock—between 80 and 90 million shares. In addition, shortly after completion of the tender offer, the Company intends to declare a special dividend of approximately $500 million, or about $1.30 per share.

These transactions are intended to return value to our shareholders and at the same time create a more appropriate capital structure for our current mix of businesses. I, along with our Board of Directors and advisors, believe that our new capital structure is the right one for our Company and our shareholders. It gives us the flexibility we need to meet our existing cash needs and to pursue the growth strategies of the enterprise.

Historically, we have been viewed as a multi-divisional, popular-priced apparel retailer. And we were. Ten years ago, lingerie and personal care/beauty products were only 30% of our sales. Today’s reality is very different.

Over the past ten years, we have reinvented ourselves. We are now predominantly a personal care/beauty and lingerie company with 70% of our sales in these categories. We distribute our products through our own channels, both stores and direct. We view ourselves as an upscale branded consumer packaged goods company with different growth prospects, different financial characteristics and different leadership skills and requirements.

We have achieved this through an intense focus on our core Victoria’s Secret and Bath & Body Works businesses and on prestige brands that drive growth. We have also divested businesses not consistent with this strategy, including Brylane, Penhaligon’s, Cacique, Abercrombie and Fitch, Limited Too, Lane Bryant, Lerner New York, Alliance Data Systems, and most recently, Galyan’s Trading Company.

Why do we compare ourselves to a packaged goods company? From idea generation to revenue generation, packaged goods companies offer a better model for building a successful, predictable, growing business than our retail competitors. In the packaged goods industry, innovation, speed to market and efficiency drive consistent, profitable growth.

While much hard work needs to be done, we believe the opportunities for growth across our brands are significant.

Victoria’s Secret is the most powerful lingerie brand in the world. And we’re just beginning. We believe Victoria’s Secret’s growth prospects are excellent, with significant opportunities for additional sub-brands, channels of distribution and product line extensions. Victoria’s Secret has created sub-brands—Body by Victoria, Very Sexy and our newest, Pink—which, on their own, are larger than most lingerie businesses in the world. Victoria’s Secret Beauty has created three of the top fragrances in America and has a healthy and growing cosmetics business. With its association with the sexiest lingerie brand in the world, imaged to the top international models, Victoria’s Secret Beauty is already a powerhouse in the beauty/cosmetics/fragrance category. New brands, new categories, new formats and channels...and the potential for international growth.

Bath & Body Works has become a $2 billion brand focused on body and skin care. There are exciting prospects here too—new brands and products, channels of distribution, and store formats. In addition to the work underway to reposition the existing Bath & Body Works business, we are unveiling a new store format—C.O. Bigelow—in Columbus later this month. The Bigelow brand, which has its heritage as a New York City apothecary dating back to 1838, will feature upscale body care, face care, beauty and cosmetics products.

And then there’s Henri Bendel. While Bendel is mostly associated with its well-known luxury store on New York City’s Fifth Avenue, it also is a beauty brand in and of itself. We view Bendel as another entrant for us in the personal care/beauty and lingerie business—and as another exciting concept with which we are experimenting. We are currently reconfiguring the New York City Bendel store to sell an array of leading color cosmetics brands and a significant number of luxury European lingerie brands. Later this month, we are opening a Bendel store in Columbus which will carry an assortment of Bendel’s and leading third party products.

So in the beauty category we have two established businesses—Victoria’s Secret Beauty and Bath & Body Works—and now we’re adding Bigelow and Bendel.

We’ve made significant strides in apparel as well. Express is well into the process of a substantial transformation and is proving itself as a significant dual-gender, high-quality apparel brand. It’s targeted at 20-30 year old working men and women. And Limited Stores, targeted at the 30+ female population, has been scaled back to a base of about 300 stores with an appropriately down-sized infrastructure.

At the core of our enterprise, we have developed high level operational and strategic skills. “The Creative Team” is now well established and focused on strategic brand creative work—design, marketing, research. They are teaming to explore new big ideas, develop them from concept and bring them to market. Again, thinking like a packaged goods company, their focus is on innovation and speed. This team gave us Pink and Express Design Studio, and is currently working on numerous other initiatives including the repositioning of the Bendel brand.

Operationally, we have consolidated and improved support services in finance, information technology, human resources, marketing, store design and construction and production. Our goal is to provide support—faster, better, cheaper—to achieve our enterprise goals. Our investment in new systems and processes over the next few years should provide a stronger, more streamlined platform for rapid growth as a consumer packaged goods company that leverages the strength of its own distribution channels while enabling us to meet the global demand for our product.

I believe we are well positioned with exciting opportunities supported by a significant talent base and strong and improving operational capabilities. There is still much to be done. We are in the early stages of an exciting transformation. Today’s announcement is a reflection of our confidence in the future. I am optimistic about our opportunities, and honored to be part of the talented team of associates that will drive our success.

Regards,

LESLIE H. WEXNER

Chairman and CEO

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

All forward-looking statements made by the Company in this letter involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in letter or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; our ability to service the debt we expect to incur in connection with this tender offer, any debt we draw down under our credit facilities, and other any debt we incur, and the restrictions the agreements related to such debt impose upon us; our ability to implement our strategic and operational initiatives; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production; risks associated with the possible lack of availability of suitable store locations on appropriate terms and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The forward-looking information provided in this letter is based on information available to the Company as of the date of this letter. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

ADDITIONAL LEGAL INFORMATION:

This letter is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Limited Brands’ common stock. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that Limited Brands will distribute to its stockholders. Stockholders should read the Offer to Purchase and the related materials carefully because they contain important information. Stockholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Limited Brands is filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, toll free at 888-628-8208.

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